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                               CERTIFICATE OF AMENDMENT
                                          OF
                             CERTIFICATE OF INCORPORATION
                                          OF
                                     VYSIS, INC.


    VYSIS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

    FIRST: That the Board of Directors of the Corporation has duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing said amendment to be submitted to the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

    RESOLVED, that Paragraph A of Article FOURTH of the Certificate of Incorporation of the Corporation be amended to read, in its entirety, as follows:

    "This Company is authorized to issue two classes of shares to be designated, respectively, Preferred Stock ("PREFERRED STOCK") and Common Stock ("COMMON STOCK"). The total number of shares of capital stock that this Company shall have authority to issue is Forty-five Million (45,000,000). The total number of shares of Preferred Stock this Company shall have authority to issue is Ten Million (10,000,000). The total number of shares of Common Stock this Company shall have authority to issue is Thirty-five Million (35,000,000). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share."

At the effective time of this amendment to the Certificate of Incorporation, each 1.37 issued and outstanding shares of Common Stock shall be combined into one validly issued, fully paid and nonassessable share of Common Stock. No scrip or fractional shares shall be issued by reason of this amendment and each holder of Common Stock shall be entitled to receive cash in lieu thereof, based on the fair value of such fractional share as of the effective time of this amendment.

    SECOND: The foregoing amendment of the Certificate of Incorporation of the Corporation was duly adopted by the stockholders of the Corporation by written consent given in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware and written notice of such action has been given as provided in Section 228 of the General Corporation Law of the State of Delaware.

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    IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be executed by John L. Bishop, its President, and attested to by William E. Murray, its Secretary, this 20 day of November, 1997.


                             VYSIS, INC.



                             By: /s/ John L. Bishop
                                 ------------------------
                                  John L. Bishop
                                  President

ATTEST:

By: /s/ William E. Murray
    ------------------------
    William E. Murray
    Secretary